SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2009

RAFAELLA APPAREL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138342	20-2745750
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
formation)

1411 Broadway

New York, New York 10018

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (212) 403-0300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 2, 2009, Rafaella Apparel Group, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with Lance D. Arneson (the “Amended Agreement”) in connection with the promotion of Mr. Arneson to Chief Financial Officer of the Company.

Mr. Arneson has most recently served as the Company’s Vice-President of Finance, Principal Accounting Officer and Interim Chief Financial Officer since April 3, 2009.  Prior to that time, Mr. Arneson was the Company’s Controller, a position that he had held since joining the Company in December 2006.  Prior to joining the Company, Mr. Arneson had been a Senior Manager with PricewaterhouseCoopers LLP since September 2004, and prior to that time, had served as a Manager with PricewaterhouseCoopers LLP commencing in 2001.

The Amended Agreement provides, among other things, for an increase in Mr. Arneson’s (i) annual base salary, from $250,000 to $300,000, and (ii) target bonus, from 25% of his base salary to 50% thereof.

In addition, pursuant to the terms of the Amended Agreement, Mr. Arneson will be entitled to receive an equity grant to be determined by the Board of Directors of the Company.  Mr. Arneson’s equity award will be subject to the terms and conditions of the Company’s Equity Incentive Plan and the Company’s customary documentation with respect thereto.

The foregoing summary of the Amended Agreement does not purport to be complete and is qualified in its entirety by the Amended Agreement, which is attached hereto as Exhibit 10.37 and incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d)           The following is filed as an Exhibit to this Current Report on Form 8-K:

10.37       Amended and Restated Employment Agreement, dated as of November 2, 2009, by and among Rafaella Apparel Group, Inc. and Lance D. Arneson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

Rafaella Apparel Group, Inc.

By:	/s/ Christa Michalaros
Christa Michalaros
Chief Executive Officer and Director

Dated: November 6, 2009